As filed with the Securities and Exchange Commission on September 17, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
Mannatech, Incorporated
(Exact name of Registrant as Specified in Its Charter)

Texas	2833	75-2508900
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number.)

600 S. Royal Lane, Suite 200
Coppell, Texas  75019
(972) 471-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_______________
Stephen D. Fenstermacher
Co-Chief Executive Officer and Chief Financial Officer
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas  75019
(972) 471-7400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_______________
Copies to:
J. Kenneth Menges, Jr., P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800
_______________
Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
_______________
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001	5,000,000	$2.40	$12,000,000	$855.60
(1)
Based upon the maximum amount of shares of common stock as may at various times be sold by the selling shareholder.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant’s common stock on September 13, 2010 as reported on the NASDAQ Global Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion September 17, 2010

MANNATECH, INCORPORATED

5,000,000 Shares of Common Stock

______________________________________________________________________________

This prospectus relates to the offer and resale of up to 5,000,000 shares of our common stock, par value $0.0001 per share, by the selling shareholder, Dutchess Opportunity Fund II, LP, or Dutchess, which Dutchess has agreed to purchase pursuant to the investment agreement dated September 16, 2010, between Dutchess and us.  Subject to the terms and conditions of such investment agreement, which we refer to in this prospectus as the Investment Agreement, we have the right to put up to $10 million in shares of our common stock to Dutchess.  This arrangement is sometimes referred to as an Equity Line.  For more information on the selling shareholder, please see the section of this prospectus entitled “Selling Shareholder” beginning on page 8.

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess.  We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line.  When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement.  Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-six percent (96%) of the lowest daily volume weighted average price, or VWAP, of our common stock during the five consecutive trading day period beginning on the trading day immediately following our put notice.

Dutchess may sell the shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Equity Line.  For more information, please see the section of this prospectus entitled “Plan of Distribution” on page 11.

Our common stock is quoted on the NASDAQ Global Market under the symbol “MTEX.”  On September 16, 2010, the last reported close price of our common stock on the NASDAQ Global Market was $2.39 per share.

Investing in our common stock involves risks.  Please carefully read “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of the prospectus is                          .

TABLE OF CONTENTS

About this Prospectus	ii

Prospectus Summary	1

Equity Line With Dutchess	4

Risk Factors	7

Cautionary Note Regarding Forward-Looking Statements	7

Use of Proceeds	8

Selling Shareholder	8

Description of Capital Stock	10

Plan of Distribution	11

Validity of the Common Stock	13

Experts	13

Where You Can Find Additional Information	13

Information Incorporated by Reference	14

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, the selling shareholder may sell up to a total of $10 million of the securities described in this prospectus from time to time in one or more offerings.  Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document.  Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions.  This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms “Mannatech,” the “Company,” “we,” “our” and “us” refer to Mannatech, Incorporated and its subsidiaries, unless otherwise indicated or the context otherwise requires.

- ii -

PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors, the financial statements and the documents incorporated herein by reference. Unless otherwise indicated, the terms “Mannatech,” “we,” “us,” “our,” “our company” “the company” and “our business” refer to Mannatech, Incorporated and its subsidiaries.

Overview

Mannatech, Incorporated is a global wellness solution provider, which was incorporated and began operations in November 1993.  We develop and sell innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight-management products that target optimal health and wellness.  We currently sell our products in the United States, Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, Germany, South Africa, Singapore, Austria, the Netherlands, Norway, and Sweden.  We conduct our business as a single operating segment and primarily sell our products and packs through a network of independent associates and members. As of December 31, 2009, we had approximately 513,000 independent associates and members who have purchased our products and packs within the last 12 months.

We sell our products through network marketing, which we believe is the most cost-effective way to quickly and effectively introduce our products and communicate information about our business to the global marketplace.  Network marketing minimizes upfront costs, as compared to conventional marketing methods, and allows us to be more responsive to the ever-changing overall market conditions, as well as continue to research and develop high quality products and focus on controlled successful international expansion. We believe the network marketing channel allows us to effectively communicate the potential benefits and unique properties of our proprietary products to our consumers. In addition, network marketing provides our business-building independent associates with an avenue to supplement their income and develop financial freedom by building their own businesses centered around our business philosophies and unique products.

Since our initial public offering in February 1999, our common stock has traded on the NASDAQ Global Market (formerly the NASDAQ National Market) under the symbol “MTEX”.  Our principal executive offices are located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019, and our telephone number is (972) 471-7400.  Our website address is www.mannatech.com.  Information contained on our website does not constitute part of this prospectus.

Business Segment, Products and Product Development

Business Segment. We conduct our business as a single operating segment – primarily as a seller of nutritional supplements, topical and skin care products, and weight management products through network marketing distribution channels in sixteen countries.

Products. Scientists have discovered that a healthy body consists of many sophisticated components working in harmony to achieve optimal health and wellness and requires cellular communication to function at an optimal level. In its most basic form, a body’s internal communication occurs at the cellular level and is referred to as cell-to-cell communication.  Scientists also discovered that there are more than 200 monosaccharides, also called sugar molecules, which form naturally. Specific monosaccharides are considered vital components for cellular communication in the human body. Furthermore, scientists discovered that these monosaccharides attach themselves to certain proteins, which then form a molecule called glycoprotein.  Harper’s Biochemistry, a leading and nationally recognized biochemistry reference source, recognizes that these molecules are found in human glycoproteins and are believed to be essential in helping to promote and provide effective cell-to-cell communication in the human body.

Our product philosophy focuses on a full spectrum of quality nutritional and personal care products aimed at promoting and maintaining optimal health and wellness.  We focus on producing products that are from all-natural sources, with no synthetic or chemically derived additives.  We also offer our independent associates sales aids, including various enrollment and renewal packs, orientation and training programs, brochures, audio and videotapes, DVDs, web-based data management tools, and personalized website development. There are three major categories of our products:

Health, which offers a variety of nutritional supplements that aid in optimizing overall health and wellness. This category includes a variety of daily nutritional supplements, health solutions for children, and additional nutrients designed to help keep specific body systems at optimal levels.

Weight and Fitness, which offers products designed to curb appetite and burn fat, build lean muscle tissue, and support recovery from overexertion.

Skin Care, which offers several products designed to improve and strengthen the skin’s own natural texture, softness and elasticity, including damaged areas, as well as to help deliver vital antioxidants to the skin.

The following table summarizes our products by category:

Product Category	Representative Products
Health
Ambrotose® complex, Ambrotose AO®, Advanced Ambrotose®, PhytoMatrix®, Glyco-Bears®, MannaBears™, Catalyst™, PLUS™, Manna-C™, CardioBALANCE®, ImmunoSTART®, BounceBack™, MannaCLEANSE™, PhytAloe®, GI-Pro®, and GI-Zyme®, Essential Source™ Omega-3, PhytoBurst™ Nutritional Chews, and GI-ProBalance™.

Weight and Fitness	OsoLean™, Accelerator3™, FiberSlim®, GlycoSlim®, AmbroStart®, SPORT™, and EM·PACT®.
Skin Care	Emprizone®, FIRM with Ambrotose®, Face Cleansing Cream, Skin Lotion, Skin Serum, Eye Cream, After Shave Milk, Cleansing Oil, and Skin Cream.

Product Development. Our research and development committee continues to focus on potential new products and compounds that help target or promote overall health and wellness.  When considering new products and compounds, our product committee considers the following criteria:

•	marketability and proprietary nature of the product;

•	demand for the product;

•	competitors’ products;

•	regulatory considerations;

•	availability of ingredients; and

•	data supporting claims of efficacy and safety.

To maintain a flexible operating strategy and the ability to increase production capacity, we contract with third-parties to manufacture all of our products, which allows us to effectively respond to fluctuations in demand with minimal investment and helps control our operating costs.  We believe our suppliers and manufacturers are capable of meeting our current and projected inventory requirements over the next several years.  However, in order to insure continued supply, we continue to identify and approve alternative suppliers and manufacturers to ensure that our global demands are met in a timely manner and to help minimize any risk of business interruption.

The Offering

The selling shareholder named in this prospectus may offer and sell up to 5,000,000 shares of our common stock.  All of the shares in this offering, when and if sold, will be sold by the selling shareholder.  Such selling shareholder may sell its shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any of the proceeds from the disposition of these shares by the selling shareholder although we will receive proceeds from the sale of such shares to the selling shareholder pursuant to the Equity Line.

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling shareholder, we are referring to the shares issuable to the selling shareholder pursuant to the investment agreement we entered into with the selling shareholder on September 16, 2010, and when we refer to the selling shareholder in this prospectus, we are referring to the purchaser under the investment agreement.

EQUITY LINE WITH DUTCHESS

This prospectus relates to the resale of up to 5,000,000 shares of our common stock by Dutchess.  On September 16, 2010, we entered into an Investment Agreement with Dutchess that commits Dutchess to purchase up to $10 million] of our common stock over 36 months.  In connection with the Investment Agreement, we also entered into a Registration Rights Agreement with Dutchess on September 16, 2010.  The shares of common stock that may be issued to Dutchess under the Investment Agreement will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act.  Pursuant to the Registration Rights Agreement, we have filed a registration statement, of which this prospectus is a part, covering the possible resale by Dutchess of up to 5,000,000 shares that we may issue to Dutchess under the Investment Agreement.  The Investment Agreement and Registration Rights Agreement are further described below under the headings “Investment Agreement” and “Registration Rights Agreement”, respectively.

Securities offered by us	None.
Securities offered by the selling shareholder	5,000,000 shares of our common stock.
Offering price	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.
Use of proceeds
We will not receive any proceeds from the sale of shares by the selling shareholder.  However, we will receive proceeds from the Equity Line. See “Use of Proceeds.” We intend to use such proceeds for working capital and other general corporate purposes.

Risk factors
An investment in our common stock is speculative and involves substantial risks.  You should read the “Risk Factors” section included in this prospectus and other risk factors incorporated herein by reference for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of distribution	The shares of common stock covered by this prospectus may be sold by the selling shareholder in the manner described under “Plan of Distribution.”
NASDAQ Global Market symbol	“MTEX”

Investment Agreement

We entered into the Investment Agreement with Dutchess on September 16, 2010.  Pursuant to the Investment Agreement, Dutchess committed to purchase, subject to certain restrictions and conditions, up to $10 million of our common stock, over a period of 36 months from the first trading following the effectiveness of the registration statement of which this prospectus forms a part.  We may draw funds from the Equity Line facility by selling shares of common stock to Dutchess from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.  The purchase price of the shares will be set at ninety-six percent (96%) of the lowest daily volume weighted average price (VWAP) of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable draw down notice.  We refer to such five-day period as the Pricing Period.

The table below illustrates an issuance of shares of common stock to Dutchess under the Equity Line for a hypothetical draw down amount of $500,000 at an assumed lowest volume weighted average price of $2.79, which is equal to the closing price of our common stock on the NASDAQ Global Market on August 27, 2010.

Draw Down Amount	VWAP	% Discount	Price to be Paid by Dutchess	Number of Shares to be Issued
$500,000	$2.29	4%	$2.20	227,273

By comparison, if the lowest volume weighted average price of our stock was lower than $2.29, the number of shares that we would be required to issue in order to have the same draw down amount of $500,000 would be larger, as shown by the following table:

Draw Down Amount	VWAP	% Discount	Price to be Paid by Dutchess	Number of Shares to be Issued
$500,000	$2.15	4%	$2.06	242,719

Accordingly, the effect of the second example outlined above as compared to the first example outlined above, would be additional dilution of approximately 0.1%, or an additional 15,446 shares issued due to the lower stock price.  In effect, a lower price per share of our common stock means a higher number of shares to be issued to Dutchess, which equates to greater dilution of existing shareholders.  The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Dutchess, and because our existing shareholders may disagree with our decision to sell shares to Dutchess at a time when our stock price is low, and may in response decide to sell additional shares of common stock, further decreasing our stock price.

The maximum amount that we are entitled to put to Dutchess in any one draw down notice is the greater of (i) 200% of the average lowest daily volume of the common stock traded on the NASDAQ Global Market for the three (3) trading days prior to the date of delivery of the applicable draw down notice, multiplied by the average of the closing prices for such trading days or (ii) $500,000.  We have the right to withdraw all or any portion of any put, except that portion of the put that has already been sold to a third party, including any portion of a put that is below the minimum acceptable price set forth on the put notice, before the closing.  There are put restrictions applied on days between the draw down notice date and the closing date with respect to that particular put.  During such time, we are not entitled to deliver another draw down notice.

Certain conditions must be satisfied before we are entitled to put shares to Dutchess, including the following:

•	there must be an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;

•	our common stock must continue to be quoted on the NASDAQ Global Market;

•	we must have complied with our obligations and not otherwise be in default under the Investment Agreement and Registration Rights Agreement;

•	no injunction or other governmental action shall remain in force which prohibits the issuance of shares to Dutchess pursuant to the Equity Line;

•	the issuance of shares to Dutchess pursuant to the Equity Line must not violate any shareholder approval requirements of the NASDAQ Global Market;

•	trading of shares of our common stock shall not have been suspended by the NASDAQ Global Market or the SEC; and

•	our representations and warranties to Dutchess must be true and correct in all material respects.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the Investment Agreement or that we will be able to draw down any portion of the amount available to us under the Equity Line.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other party of any provisions of the Investment Agreement or the Registration Rights Agreement, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party’s execution, delivery, performance or enforcement of the Investment Agreement or the Registration Rights Agreement.

The Investment Agreement also contains customary representations and warranties of each of the parties.  The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a shareholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Dutchess has also agreed pursuant to the Investment Agreement not to sell short any our securities, either directly or indirectly through its affiliates, principals or advisors during the term of the Investment Agreement.

In connection with the preparation of the Investment Agreement and the registration rights agreement, we paid Dutchess a document preparation fee in the amount of $15,000.  However, we did not issue Dutchess any shares of common stock or other securities.

Registration Rights Agreement

Pursuant to the terms of the Registration Rights Agreement, we are obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement.  We have filed with the SEC an initial registration statement of which this prospectus forms a part, in order to access the Equity Line, covering the resale of 5,000,000 shares of common stock.

The foregoing summary of the Equity Line does not purport to be complete and is qualified by reference to the Investment Agreement and the Registration Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before purchasing any securities offered in this prospectus, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Form 10-K for the year ended December 31, 2009, together with the risk factors provided below and all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof.  Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations, or cash flows.  See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

Risk Related to This Offering

Our Equity Line with Dutchess may not be available to us if we elect to make a draw down.

Pursuant to the Equity Line, Dutchess committed to purchase, subject to certain conditions, up to the lesser of $10 million of our common stock or 5,000,000 shares of our common stock over a thirty-six month period.  Dutchess will not be obligated to purchase shares under the Equity Line unless certain conditions are met, which include:  effectiveness of the registration statement; the continued listing of our stock on the NASDAQ Global Market; our compliance with our obligations under the investment agreement and registration rights agreement entered into with Dutchess; the absence of injunctions or other governmental actions prohibiting the issuance of common stock to Dutchess; the absence of violations of shareholder approval requirements with respect to such issuance of our common stock to Dutchess; the accuracy of representations and warranties made to Dutchess; and approval of the Equity Line transaction by our board of directors.  If we are unable to access funds through the Equity Line, we may be unable to access capital on favorable terms or at all.

Any draw downs under our Equity Line with Dutchess may result in dilution to our shareholders.

If we sell shares to Dutchess under the Equity Line, it will have a dilutive effect on the holdings of our current shareholders, and may result in downward pressure on the price of our common stock.  If we draw down amounts under the Equity Line, we will issue shares to Dutchess at a discount of up to 4% from the average price of our common stock.  If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher.  Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including such things as:

•	management’s plans and objectives for future operations;

•	existing cash flows being adequate to fund future operational needs;

•	future plans related to budgets, future capital requirements, market share growth, and anticipated capital projects and obligations;

•	the realization of net deferred tax assets;

•	the ability to curtail operating expenditures;

•	global statutory tax rates remaining unchanged;

•	the impact of future market changes due to exposure to foreign currency translations;

•	the possibility of certain policies, procedures, and internal processes minimizing exposure to market risk;

•	the impact of new accounting pronouncements on financial condition, results of operations, or cash flows;

•	the outcome of new or existing litigation matters;

•	the outcome of new or existing regulatory inquiries or investigations; and

•	other assumptions described or incorporated by reference in this prospectus underlying such forward-looking statements.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.  However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference.  Consequently, all of the forward-looking statements made in this prospectus, and the documents incorporated by reference in this prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business, or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

Our products are not intended to diagnose, cure, treat, or prevent any disease and any statements about our products contained or incorporated by reference in this prospectus have not been evaluated by the Food and Drug Administration.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by the selling shareholder.  The selling shareholder will receive all of the proceeds from this offering.  However, we will receive proceeds from the sale of our common stock to the selling shareholder pursuant to the Investment Agreement.  The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for general working capital needs and for other general corporate purposes.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the selling shareholder, Dutchess Opportunity Fund II, LP, of shares of common stock that we may issue pursuant to the Investment Agreement we entered into with Dutchess on September 16, 2010.  We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Dutchess on September 16, 2010.  The selling shareholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the Investment Agreement.

The following table presents information regarding Dutchess and the shares that it may offer and sell from time to time under this prospectus.  This table is prepared based on information supplied to us by the selling shareholder. As used in this prospectus, the term “selling shareholder” includes Dutchess and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge or other non-sale related transfer.  The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling shareholder may offer under this prospectus. The selling shareholder may sell some, all or none of its shares.  We do not know how long the selling shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The percentage of shares beneficially owned prior to the offering is based both on 26,490,466 shares of our common stock actually outstanding as of September 16, 2010 and on the assumption that all shares of common stock issuable under the Investment Agreement we entered into with Dutchess are outstanding as of that date.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent		Number	Percent
Dutchess Opportunity Fund II, LP (1)	5,000,000 (2)	15.9%	5,000,000	0 (3)	N/A (3)

(1)
The address of Dutchess is 50 Commonwealth Avenue, Suite 2, Boston, MA 02116.  Dutchess is a Delaware limited partnership.  Michael Novielli and Douglas H. Leighton are the managing members of Dutchess Capital Management, II, LLC the general partner to the fund with voting and investment power over the shares.

(2)
Consists of 5,000,000 shares of common stock issuable under the Investment Agreement.  For the purposes hereof, we assumed the issuance of the 5,000,000 shares of common stock issuable pursuant to the Investment Agreement.

(3)	Assumes that Dutchess sells all of the shares being offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock, articles of incorporation and bylaws is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended and restated, copies of which are incorporated by reference in this prospectus, and by the provisions of applicable law.

Our authorized capital stock consists of 99,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.  Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “MTEX.”  As of August 31, 2010, there were 26,490,466 shares of common stock outstanding, and we had no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Our board of directors is classified, consisting of three classes of directors serving staggered three-year terms.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends, when and if declared by our board of directors, out of assets legally available for such dividends.  Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.  Holders of common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock, in one or more series.  Our board has the authority to determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.  The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock.  We have no current plan to issue any shares of preferred stock.

Registration Rights

Pursuant to the terms of a Registration Rights Agreement entered into on September 16, 2010 with Dutchess, we are obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under an Investment Agreement entered into with Dutchess on such date.  We have filed with the SEC an initial registration statement of which this prospectus forms a part, in order to access the Equity Line, covering the resale of 5,000,000 shares of common stock.

Anti-Takeover Provisions

Some provisions of our articles of incorporation and our bylaws, each as amended and restated, contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors.  These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors.  Our bylaws provide for our board of directors to be divided into three classes serving staggered three-year terms.  At each annual meeting of shareholders, the class of directors to be elected at such meeting is elected for a three-year term and the directors in the other two classes will continue in office.  The staggered terms for directors may affect our shareholders’ ability to effect a change of control of the Company even if a change of control is in our shareholders’ interests.

Shareholder Action and Special Meetings.  As permitted by the Texas Business Organizations Code, or TBOC, our articles of incorporation provide that any action that normally would be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote so long as the required number of shareholders consent in writing.  This provision could cause shareholders to approve proposals in a more expeditious manner, which at times could be detrimental to minority shareholders.  Our bylaws also provide that special meetings of shareholders may only be called by the chairman of the board, the chief executive officer, the secretary upon the written request of any two directors, or the holders of at least ten percent of all the shares entitled to vote at the proposed special meeting.

“Blank Check” Preferred Stock.  Our articles of incorporation authorize our board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series, without further action by the shareholders.  The issuance of preferred stock by the board of directors could increase the number of outstanding shares and thwart a takeover attempt.

Anti-Takeover Statute.  We are subject to Subchapter M of Chapter 21 of the TBOC which regulates corporate acquisitions.  In general, Section 21.606 of the TBOC prohibits a publicly held Texas corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that the shareholder became an affiliated shareholder unless (i) prior to that date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder, or (ii) not less than six months after that date, the business combination is approved at a meeting of shareholders duly called for that purpose, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the affiliated shareholder.  In general, Section 21.604 defines “business combination” to include (i) any merger, share exchange or conversion involving the corporation and the affiliated shareholder, (ii) any sale, transfer, pledge or other disposition involving the affiliated shareholder of 10% or more of the assets of the corporation, (iii) subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the affiliated shareholder, (iv) the adoption of a plan or proposal for our liquidation or dissolution proposed by or through agreement with the affiliated shareholder, (v) any reclassification of securities, recapitalization of the corporation or certain mergers, and (vi) the receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.  In general, Section 21.602 defines an “affiliated shareholder” as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation, including any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent And Registrar

The transfer agent and registrar for the common stock is Computershare Limited.

PLAN OF DISTRIBUTION

We are registering 5,000,000 shares of common stock under this prospectus on behalf of Dutchess. Except as described below, to our knowledge, the selling shareholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of any brokers or market makers that may participate in the sale of the shares.

The selling shareholder may decide not to sell any shares.  The selling shareholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of common stock for whom they may act as an agent.  In effecting sales, broker-dealers who are engaged by the selling shareholder may arrange for other broker-dealers to participate.  Dutchess is an “underwriter” within the meaning of the Securities Act.  Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Dutchess has advised us that it may effect resales of our common stock through any one or more registered broker-dealers.  Because the selling shareholder is deemed to be an underwriter, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NASDAQ Global Market, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  The shares of common stock may be sold according to one or more of the following methods:

•
a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the NASDAQ rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling shareholder may transfer the shares by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from Dutchess (and, if they act as agent for the purchaser of such shares, from such purchaser).  Broker-dealers may agree with Dutchess to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Dutchess, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Dutchess.  Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the NASDAQ Global Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.  To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.  Dutchess and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of, purchases by the selling shareholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions.  Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities.  In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling shareholder incurred in the preparation of the Equity Line and the registration statement of which this prospectus forms a part.  The selling shareholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the Investment Agreement and the Registration Rights Agreement, we have agreed to indemnify the selling shareholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made, a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part, if required, will be distributed.  Such prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock.  We may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

VALIDITY OF THE COMMON STOCK

Akin, Gump, Strauss, Hauer & Feld, L.L.P., will provide us with an opinion as to the validity of the common stock offered under this prospectus.

EXPERTS

The financial statements and schedules as of December 31, 2009 and for each of the three years in the period ended December 31, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered under this prospectus.  As permitted under the rules and regulations of the SEC, this prospectus does not contain all of the information in and exhibits and schedules to the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules.  Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.  We file reports, proxy and information statements and other information with the SEC.  You may inspect a copy of the registration statement and any other materials we have filed with the SEC without charge at the SEC’s Public Reference Room in Washington, D.C., and copies of all or any part of the registration statement and such other materials may be obtained from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, upon payment of fees prescribed by the SEC.  The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the web site is http://www.sec.gov.  The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we may disclose important information to you by referring you to another document that we have filed separately with the SEC.  You should read the information incorporated by reference because it is an important part of this prospectus and any prospectus supplement.  We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-24657):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 11, 2010;

•	our Current Report on Form 8-K, filed with the SEC on February 26, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 6, 2010;

•	our Current Report on Form 8-K, filed with the SEC on June 11, 2010;

•	our Current Report on Form 8-K, filed with the SEC on July 16 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 5, 2010;

•	our Current Report on Form 8-K, filed with the SEC on August 17, 2010; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, File No. 000-24657, filed with the SEC on November 20, 1998.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or information that we later file with the SEC modifies or replaces such information.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

We will furnish without charge to you, upon oral or written request, a copy of any or all of the documents incorporated by reference, including any exhibits to these documents.  You should direct any requests for documents to Mannatech, Incorporated, attn: Tatiana Morosyuk, 600 S. Royal Lane, Suite 200, Coppell, Texas  75019.  Our telephone number is (972) 471-7400.  In addition, all of the documents incorporated by reference into this prospectus are available on the Internet at our website, www.mannatech.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than estimated underwriting discounts and commissions, in connection with the sale of common stock being registered under this registration statement.  All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$856
Transfer agent and registrar fees	$0
Accounting fees and expenses	$7,500
Legal fees and expenses (including blue sky fees and expenses)	$35,000
Printing expenses	$0
Miscellaneous expenses	$15,000
Total	$58,356

Item 15.  Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the Texas Business Organizations Code, or the TBOC, and our articles of incorporation and bylaws, each as amended and restated, all of which contain provisions for indemnification of the Company’s directors and officers.

Texas Law

Section 8.101 of the TBOC provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests and, in the case of any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC provides that a corporation may advance expenses incurred by an officer or director in defending a suit or other similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its governing documents, general or specific action by the board of directors, resolution by the corporation’s owners, a contract, or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation, for breach of the duty of loyalty, or for an act of omission not committed in good faith that constitutes a breach of a duty owed to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 8.151 of the TBOC authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Section 7.001 of the TBOC provides that a corporation’s certificate of formation may limit or eliminate a director’s liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith that constitutes a breach of a duty to the corporation or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

Bylaws and Articles of Incorporation

The Company’s articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the TBOC. In addition, consistent with Section 7.001 of the TBOC, the Company’s articles of incorporation provide that a Company director shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as a director of the Company.

The right to indemnification conferred by the Company’s bylaws includes the right to be paid or reimbursed by the Company for expenses incurred in defending or otherwise participating in any proceeding of the type eligible for indemnification in advance of such proceeding’s final disposition, provided, however, that any such advancement of expenses incurred by an officer or director of the Company will be made only upon delivery to the Company of a written affirmation, by or on behalf of such officer or director, of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Company’s bylaws and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s bylaws or otherwise. The Company will pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

The rights to indemnification provided by the Company’s bylaws and articles of incorporation will not be deemed exclusive of any other rights which any person entitled to indemnification by the Company’s bylaws or articles of incorporation may have or hereafter acquire under law (common or statutory), the Company’s articles of incorporation, the Company’s bylaws, an agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or amendment of provisions of the Company’s bylaws or articles of incorporation affecting indemnification rights, whether by the Company’s shareholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, and will not in any way diminish or adversely affect any indemnification right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Pursuant to the Company’s bylaws, the Company may purchase and maintain insurance, to the extent permitted by the TBOC, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Company’s bylaws.

Indemnification Agreements

The Company has entered into individual indemnification agreements with each of its directors that contractually obligate the Company to indemnify each director from and against any and all expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding in which the director was made a party by reason of the fact that the director is or was a director of the Company to the fullest extent authorized and permitted by the provisions of the TBOC and the Company’s bylaws and articles of incorporation, or by any amendment thereof.

The individual indemnification agreements with each of the Company’s directors also provide that, to the extent that the Company maintains one or more insurance policy or policies providing directors’ and officers’ liability insurance, each director will be covered by such policy or policies in accordance with the terms of such policy or policies, to the maximum extent of the coverage applicable to any director then serving the Company.

The Company’s employment agreements with each of its officers include an obligation that the Company will indemnify officers against all claims and reasonable expenses that are filed, pursued, or sought by third parties in any matter relating to the officers’ duties to the Company.  The officers’ employment agreements also include an obligation that, to the extent that the Company maintains one or more insurance policy or policies providing directors’ and officers’ liability insurance, each officer will be covered by such policy for matters arising in connection with the performance of the officers’ duties.

Item 16.  Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Articles of Incorporation of Mannatech, dated May 19, 1998.	S-1	333-63133	3.1	October 28, 1998
3.2	Fourth Amended and Restated Bylaws of Mannatech, dated August 8, 2001 (Corrected).	10-K	000-24657	3.2	March 16, 2007
3.3	First Amendment to the Fourth Amended and Restated Bylaws of Mannatech, effective November 30, 2007.	8-K	000-24657	3.1	December 6, 2007
4.1	Specimen Certificate representing Mannatech’s common stock, par value $0.0001 per share.	S-1	333-63133	4.1	October 28, 1998
5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.	*	*	*	*
10.1	Amended and Restated 1997 Stock Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.2	Amended and Restated 1998 Incentive Stock Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.3	Amended and Restated 2000 Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.4	2008 Stock Incentive Plan.	DEF 14A	000-24657	App’x B	April 29, 2008
10.5	Form of Indemnification Agreement between Mannatech and each member of the Board of Directors of Mannatech Korea Ltd., dated March 3, 2004.	10-Q	000-24657	10.2	August 9, 2004
10.6	Form of Indemnification Agreement between Mannatech, and its Board of Directors, dated September 10, 1998.	S-1	333-63133	10.8	September 10, 1998
10.7	Commercial Lease Agreement between Mannatech and MEPC Quorum Properties II Inc., dated November 7, 1996, as amended by the First Amendment thereto dated May 29, 1997 and the Second Amendment thereto dated November 13, 1997.	S-1	333-63133	10.13	September 10, 1998
10.8	Second Amendment to the Commercial Lease Agreement between Mannatech and Texas Dugan Limited Partnership, dated September 22, 2005.	10-Q	000-24657	10.1	November 9, 2005
10.9	Commercial Lease Agreement between Mannatech and MEPC Quorum Properties II Inc., dated May 29, 1997 as amended by the First Amendment thereto dated November 6, 1997.	S-1	333-63133	10.14	September 10, 1998
10.10	Third Amendment to the Commercial Lease Agreement between Mannatech and Texas Dugan Limited Partnership, dated September 22, 2005.	10-Q	000-24657	10.2	November 9, 2005
10.11	Trademark License and Supply Agreement between Mannatech and Carrington Laboratories, Inc., dated January 25, 2007. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	8-K	000-24657	10.1	January 31, 2007
10.12	Supply Agreement between Mannatech (International) Limited and Marinova Pty. Limited, effective August 9, 2007 and dated May 7, 2007. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.3	May 10, 2007

10.13	Amendment to Purchase Agreement between Mannatech and Marinova PTY, Limited, dated May 6, 2008. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.4	August 11, 2008
10.14	Purchase Agreement between Mannatech and Larex, Inc., dated January 1, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-K	000-24657	10.18	March 16, 2006
10.15	Purchase Agreement between Mannatech and Wellness Enterprises, LLC, dated February 1, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-K	000-24657	10.19	March 16, 2006
10.16	Supply Agreement between Mannatech and Coradji PTY. Limited, dated March 29, 2004. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q/A	000-24657	10.1	March 29, 2005
10.17	Supply License Agreement between Mannatech and InB:Biotechnologies, Inc., dated March 22, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.2	May 10, 2006
10.18	Initial Commercial Supply and Manufacturing Agreement between Mannatech and Fine Chemetics, Inc., dated March 29, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.3	May 10, 2006
10.19	Supply Agreement between Mannatech, Incorporated, and Improve U.S.A., Inc., effective June 1, 2008, and executed May 2, 2008. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	8-K	000-24657	10.1	May 8, 2008
10.20	Amended and Restated Employment Agreement between Terry L. Persinger and Mannatech, dated June 16, 2008.	8-K	000-24657	10.1	June 20, 2008
10.21	Employment Agreement between Robert A. Sinnott, Ph.D. and Mannatech, dated October 5, 2007.	8-K	000-24657	10.3	October 11, 2007
10.22	Employment Agreement between Mannatech and Mr. Samuel L. Caster, dated January 23, 2006.	10-K	000-24657	10.32	March 16, 2006
10.23	Employment Agreement between Stephen D. Fenstermacher and Mannatech, dated October 5, 2007.	8-K	000-24657	10.2	October 11, 2007
10.24	First Amendment to Employment Agreement between Stephen D. Fenstermacher and Mannatech, dated December 18, 2008.	10-K	000-24657	10.24	March 12, 2009
10.25	Employment Agreement between Terence L. O’Day and Mannatech, dated October 5, 2007.	8-K	000-24657	10.1	October 11, 2007
10.26	Employment Agreement between B. Keith Clark and Mannatech, dated October 5, 2007.	8-K	000-24657	10.4	October 11, 2007
10.27	Employment Agreement between Wayne L. Badovinus and Mannatech, dated June 4, 2008.	8-K	000-24657	10.1	June 9, 2008
10.28	Employment Agreement between Terri F. Maxwell and Mannatech, dated August 28, 2008.	8-K	000-24657	10.1	September 2, 2008
10.29	Lock-up Agreement between Mannatech and J. Stanley Fredrick, dated November 6, 2003.	10-K	000-24657	10.36	March 15, 2004
10.30	Termination of Lock-up Agreement between Mannatech and J. Stanley Fredrick, dated March 6, 2009.	8-K	000-24657	10.1	March 10, 2009
10.31	Follow-Up Agreement to Letter of Intent Agreement between Mannatech and Jett, dated September 10, 2001.	10-Q	000-24657	10.4	November 14, 2001
10.32	Letter of Understanding between Mannatech and Dr. John Axford, dated April 19, 2006.	8-K	000-24657	99.1	April 21, 2006
10.33	Extension of the Letter of Spokesperson Arrangement between Mannatech and Dr. John Axford, dated February 18, 2007.	8-K	000-24657	99.1	February 21, 2007

10.34	Employment Agreement between Alfredo Bala and Mannatech, effective October 1, 2007, dated September 18, 2007.	8-K	000-24657	10.1	September 24, 2007
10.35	Amendment to Employment Agreement between Alfredo Bala and Mannatech, dated October 11, 2007.	8-K	000-24657	10.1	October 17, 2007
10.36	Clinical Research Agreement dated January 3, 2007 by and between St. George’s Hospital Medical School (trading as St George’s, University of London), and Mannatech, Inc.	10-K	000-24657	10.39	March 17, 2008
10.37	Employment Agreement, dated March 2, 2009, between Mannatech and Randy S. Bancino.	8-K	000-24657	10.1	March 6, 2009
10.38	First Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Randy S. Bancino.	8-K	000-24657	10.4	December 18, 2009
10.39	Consulting Agreement, dated March 17, 2009, between Mannatech, Salinda Enterprises, LLC and Samuel L. Caster.	8-K	000-24657	10.1	March 19, 2009
10.40	Separation and Release Agreement, dated July 17, 2009, between Mannatech and Terri F. Maxwell.	8-K	000-24657	10.1	July 21, 2009
10.41	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Stephen D. Fenstermacher.	8-K	000-24657	10.1	December 18, 2009
10.42	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Robert A. Sinnott, Ph.D.	8-K	000-24657	10.2	December 18, 2009
10.43	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and B. Keith Clark.	8-K	000-24657	10.3	December 18, 2009
10.44	First Amendment to the 2008 Stock Incentive Plan	8-K	000-24657	99.1	June 11, 2010
21.1	List of Subsidiaries of Company.	*	*	*	*
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).	*	*	*	*
23.2	Consent of Independent Registered Public Accounting Firm.	*	*	*	*
24.1	Power of Attorney (see signature page).	*	*	*	*
__________

*	Filed herewith.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on the 17 day of September, 2010.

MANNATECH, INCORPORATED

By:           /s/Stephen D. Fenstermacher

Stephen D. Fenstermacher

Co-Chief Executive Officer and

Chief Financial Officer

By:           /s/ Robert A. Sinnott

Robert A. Sinnott

Co-Chief Executive Officer and

Chief Science Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stephen D. Fenstermacher his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Stephen D. Fenstermacher	Co-Chief Executive Officer and Chief Financial Officer (principal financial and principal accounting officer)	September 17, 2010
Stephen D. Fenstermacher

/s/ Robert A. Sinnott	Co-Chief Executive Officer and Chief Science Officer (principal executive officer)	September 17, 2010
Robert A. Sinnott

Directors:
/s/ J. Stanley Fredrick	Chairman of the Board	September 17, 2010
J. Stanley Fredrick

/s/ Gerald E. Gilbert	Director	September 17, 2010
Gerald E. Gilbert

/s/ Larry A. Jobe	Director	September 17, 2010
Larry A. Jobe

/s/ Alan D. Kennedy	Director	September 17, 2010
Alan D. Kennedy

/s/ Marlin Ray Robbins	Director	September 17, 2010
Marlin Ray Robbins

/s/ Robert A. Toth	Director	September 17, 2010
Robert A. Toth

/s/ Patricia A. Wier	Director	September 17, 2010
Patricia A. Wier

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Articles of Incorporation of Mannatech, dated May 19, 1998.	S-1	333-63133	3.1	October 28, 1998
3.2	Fourth Amended and Restated Bylaws of Mannatech, dated August 8, 2001 (Corrected).	10-K	000-24657	3.2	March 16, 2007
3.3	First Amendment to the Fourth Amended and Restated Bylaws of Mannatech, effective November 30, 2007.	8-K	000-24657	3.1	December 6, 2007
4.1	Specimen Certificate representing Mannatech’s common stock, par value $0.0001 per share.	S-1	333-63133	4.1	October 28, 1998
5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.	*	*	*	*
10.1	Amended and Restated 1997 Stock Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.2	Amended and Restated 1998 Incentive Stock Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.3	Amended and Restated 2000 Option Plan, dated August 7, 2004.	10-K	000-24657	10.1	March 15, 2004
10.4	2008 Stock Incentive Plan.	DEF 14A	000-24657	App’x B	April 29, 2008
10.5	Form of Indemnification Agreement between Mannatech and each member of the Board of Directors of Mannatech Korea Ltd., dated March 3, 2004.	10-Q	000-24657	10.2	August 9, 2004
10.6	Form of Indemnification Agreement between Mannatech, and its Board of Directors, dated September 10, 1998.	S-1	333-63133	10.8	September 10, 1998
10.7	Commercial Lease Agreement between Mannatech and MEPC Quorum Properties II Inc., dated November 7, 1996, as amended by the First Amendment thereto dated May 29, 1997 and the Second Amendment thereto dated November 13, 1997.	S-1	333-63133	10.13	September 10, 1998
10.8	Second Amendment to the Commercial Lease Agreement between Mannatech and Texas Dugan Limited Partnership, dated September 22, 2005.	10-Q	000-24657	10.1	November 9, 2005
10.9	Commercial Lease Agreement between Mannatech and MEPC Quorum Properties II Inc., dated May 29, 1997 as amended by the First Amendment thereto dated November 6, 1997.	S-1	333-63133	10.14	September 10, 1998
10.10	Third Amendment to the Commercial Lease Agreement between Mannatech and Texas Dugan Limited Partnership, dated September 22, 2005.	10-Q	000-24657	10.2	November 9, 2005
10.11	Trademark License and Supply Agreement between Mannatech and Carrington Laboratories, Inc., dated January 25, 2007. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	8-K	000-24657	10.1	January 31, 2007
10.12	Supply Agreement between Mannatech (International) Limited and Marinova Pty. Limited, effective August 9, 2007 and dated May 7, 2007. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.3	May 10, 2007
10.13	Amendment to Purchase Agreement between Mannatech and Marinova PTY, Limited, dated May 6, 2008. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.4	August 11, 2008
10.14	Purchase Agreement between Mannatech and Larex, Inc., dated January 1, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-K	000-24657	10.18	March 16, 2006
10.15	Purchase Agreement between Mannatech and Wellness Enterprises, LLC, dated February 1, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-K	000-24657	10.19	March 16, 2006
10.16	Supply Agreement between Mannatech and Coradji PTY. Limited, dated March 29, 2004. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q/A	000-24657	10.1	March 29, 2005
10.17	Supply License Agreement between Mannatech and InB:Biotechnologies, Inc., dated March 22, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.2	May 10, 2006
10.18	Initial Commercial Supply and Manufacturing Agreement between Mannatech and Fine Chemetics, Inc., dated March 29, 2006. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	10-Q	000-24657	10.3	May 10, 2006
10.19	Supply Agreement between Mannatech, Incorporated, and Improve U.S.A., Inc., effective June 1, 2008, and executed May 2, 2008. (Portions of this exhibit were omitted pursuant to a confidential treatment request submitted pursuant to Rule 24b-2 of the Exchange Act.)	8-K	000-24657	10.1	May 8, 2008
10.20	Amended and Restated Employment Agreement between Terry L. Persinger and Mannatech, dated June 16, 2008.	8-K	000-24657	10.1	June 20, 2008
10.21	Employment Agreement between Robert A. Sinnott, Ph.D. and Mannatech, dated October 5, 2007.	8-K	000-24657	10.3	October 11, 2007
10.22	Employment Agreement between Mannatech and Mr. Samuel L. Caster, dated January 23, 2006.	10-K	000-24657	10.32	March 16, 2006
10.23	Employment Agreement between Stephen D. Fenstermacher and Mannatech, dated October 5, 2007.	8-K	000-24657	10.2	October 11, 2007
10.24	First Amendment to Employment Agreement between Stephen D. Fenstermacher and Mannatech, dated December 18, 2008.	10-K	000-24657	10.24	March 12, 2009
10.25	Employment Agreement between Terence L. O’Day and Mannatech, dated October 5, 2007.	8-K	000-24657	10.1	October 11, 2007
10.26	Employment Agreement between B. Keith Clark and Mannatech, dated October 5, 2007.	8-K	000-24657	10.4	October 11, 2007
10.27	Employment Agreement between Wayne L. Badovinus and Mannatech, dated June 4, 2008.	8-K	000-24657	10.1	June 9, 2008
10.28	Employment Agreement between Terri F. Maxwell and Mannatech, dated August 28, 2008.	8-K	000-24657	10.1	September 2, 2008
10.29	Lock-up Agreement between Mannatech and J. Stanley Fredrick, dated November 6, 2003.	10-K	000-24657	10.36	March 15, 2004
10.30	Termination of Lock-up Agreement between Mannatech and J. Stanley Fredrick, dated March 6, 2009.	8-K	000-24657	10.1	March 10, 2009
10.31	Follow-Up Agreement to Letter of Intent Agreement between Mannatech and Jett, dated September 10, 2001.	10-Q	000-24657	10.4	November 14, 2001
10.32	Letter of Understanding between Mannatech and Dr. John Axford, dated April 19, 2006.	8-K	000-24657	99.1	April 21, 2006
10.33	Extension of the Letter of Spokesperson Arrangement between Mannatech and Dr. John Axford, dated February 18, 2007.	8-K	000-24657	99.1	February 21, 2007
10.34	Employment Agreement between Alfredo Bala and Mannatech, effective October 1, 2007, dated September 18, 2007.	8-K	000-24657	10.1	September 24, 2007
10.35	Amendment to Employment Agreement between Alfredo Bala and Mannatech, dated October 11, 2007.	8-K	000-24657	10.1	October 17, 2007
10.36	Clinical Research Agreement dated January 3, 2007 by and between St. George’s Hospital Medical School (trading as St George’s, University of London), and Mannatech, Inc.	10-K	000-24657	10.39	March 17, 2008
10.37	Employment Agreement, dated March 2, 2009, between Mannatech and Randy S. Bancino.	8-K	000-24657	10.1	March 6, 2009
10.38	First Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Randy S. Bancino.	8-K	000-24657	10.4	December 18, 2009
10.39	Consulting Agreement, dated March 17, 2009, between Mannatech, Salinda Enterprises, LLC and Samuel L. Caster.	8-K	000-24657	10.1	March 19, 2009
10.40	Separation and Release Agreement, dated July 17, 2009, between Mannatech and Terri F. Maxwell.	8-K	000-24657	10.1	July 21, 2009
10.41	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Stephen D. Fenstermacher.	8-K	000-24657	10.1	December 18, 2009
10.42	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and Robert A. Sinnott, Ph.D.	8-K	000-24657	10.2	December 18, 2009
10.43	Second Amendment to Employment Agreement, dated as of December 16, 2009, by and between Mannatech and B. Keith Clark.	8-K	000-24657	10.3	December 18, 2009
10.44	First Amendment to the 2008 Stock Incentive Plan	8-K	000-24657	99.1	June 11, 2010
21.1	List of Subsidiaries of Company.	*	*	*	*
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).	*	*	*	*
23.2	Consent of Independent Registered Public Accounting Firm.	*	*	*	*
24.1	Power of Attorney (see signature page).	*	*	*	*
__________

*	Filed herewith.